EMBRAER SIGNS CONTRACTS WITH THE ROYAL THAI ARMY AND THE ROYAL THAI NAVY
Thai customers will operate two ERJ 135 jets

São José dos Campos, November 5, 2007 – Embraer signed contracts with the Royal Thai Army and the Royal Thai Navy for the sale of two ERJ 135 LR (Long-Range) jets. Both agreements include a substantial logistics package, reflecting Embraer’s Defense and Government business expansion in the Asia Pacific region.

The new ERJ 135 jets will be used for government transportation by the Royal Thai Army and by the Royal Thai Navy, as well as for Medical Evacuation (MEDEVAC) missions by the Royal Thai Navy.

“The ERJ 135 aircraft has proven its exceptional quality and performance,” stated Luiz Carlos Aguiar, Embraer’s Executive Vice President, Defense and Government Market. “The choice made by the Royal Thai Army and the Royal Thai Navy confirms, once again, that this product offers military customers the desired combination of efficiency and low operating costs.”

The ERJ 135 is a member of the successful ERJ 145 family, which has accumulated over 1,000 units delivered and 12 million flight hours. In the Defense and Government Market, this platform has efficiently performed government transportation and medical evacuation missions for Brazil and such nations as Belgium, Greece, India, and Nigeria. Due to its high level of commonality with the ERJ 145 jets, the ERJ 135 version makes it possible for a single air unit to handle a broad variety of missions.

Due to its origin and successful history as a commercial airplane, the ERJ 135 jet offers military customers a combination of modern equipment, advanced systems redundancy, and low maintenance cost, as well as a high level of readiness. The success of the ERJ 145 family jets in the regional commercial aviation market is marked by constantly increasing efficiency and reducing costs, which are achieved by less frequent inspections and shorter turn around time. These characteristics make it possible for Embraer’s military aircraft, based on the ERJ 145 platform, to fly over 3,000 hours per year.

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Note to Editors

Embraer (Empresa Brasileira de Aeronáutica S.A. - NYSE: ERJ; Bovespa: EMBR3) is the world’s largest manufacturer of Commercial jets up to 120 seats, and one of Brazil's leading exporters. Embraer's headquarters are located in São José dos Campos, São Paulo, and it has offices, industrial operations and customer service facilities in Brazil, the United States, France, Portugal, China and Singapore. Founded in 1969, the Company designs, develops, manufactures and sells aircraft for the Commercial Aviation, Executive Aviation, and Defense and Government segments. The Company also provides after sales support and services to customers worldwide. On September 30, 2007, Embraer had a workforce of 23,770 employees and a firm order backlog of US$ 17.2 billion.

This document may contain projections, statements and estimates regarding circumstances or events yet to take place. Those projections and estimates are based largely on current expectations, forecasts on future events and financial tendencies that affect Embraer’s businesses. Those estimates are subject to risks, uncertainties and suppositions that include, among others: general economic, political and trade conditions in Brazil and in those markets where Embraer does business; expectations on industry trends; the Company’s investment plans; its capacity to develop and deliver products on the dates previously agreed upon, and existing and future governmental regulations. The words “believe”, “may”, “is able”, “will be able”, “intend”, “continue”, “anticipate”, “expect” and other similar terms are supposed to identify potentialities. Embraer does not feel compelled to publish updates nor to revise any estimates due to new information, future events or any other facts. In view of the inherent risks and uncertainties, such estimates, events and circumstances may not take place. The actual results can therefore differ substantially from those previously published as Embraer expectations.

PRESS OFFICES

Headquarters (Brazil)	North America	Europe, Middle East and Africa	China

Rosana Dias rosana.dias@embraer.com.br Cell: +55 12 9724 4929 Tel.: +55 12 3927 1311 Fax: +55 12 3927 2411	Pedro Ferraz pedro.ferraz@embraer.com Cell: +1 954 651 1871 Tel.: +1 954 359 3414 Fax: +1 954 359 4755	Stéphane Guilbaud sguilbaud@embraer.fr Cell: +33 6 7522 8519 Tel.: +33 1 4938 4455 Fax: +33 1 4938 4456	Tracy Chen tracy.chen@bjs.embraer.com Cell: +86 139 1018 2281 Tel.: +86 10 6598 9988 Fax: +86 10 6598 9986